CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated January 24, 2014 relating to the financial statements of AllianceBernstein Global Value Fund, AllianceBernstein International Value Fund, AllianceBernstein Value Fund and AllianceBernstein Discovery Value Fund for the fiscal year ended November 30, 2013, which are incorporated by reference in this Post-Effective Amendment No. 25 to the Registration Statement (Form N-1A No. 333-51938) of AllianceBernstein Trust.

                                                           /s/ ERNST & YOUNG LLP



New York, New York
February 25, 2014